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                                                                   Exhibit 10.10



                STOCK PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS


This Stock Purchase Agreement (the "Agreement") is made effective as of January 1, 1998 by and between CHRISTOPHER CHU AND ALINA CHU FAMILY TRUST, VIVIEN MAK, RICHARD FU AND LUISA FU, hereinafter collectively referred to as "SELLER" and WAREFORCE ONE INCORPORATED a successor in interest of Wareforce, Inc., hereinafter referred to as "BUYER"

WHEREAS, SELLER is the owner and holder of all of the outstanding stock of C.Y. INVESTMENTS, INC., hereinafter referred to as "CY". CY is currently doing business as Impres Technology, MicroAge Computer Center, and Advanced Optical Distribution; and

WHEREAS, SELLER is desirous of selling to BUYER, and BUYER is desirous of purchasing from SELLER all of the shares of the capital stock of C.Y. INVESTMENTS, INC. (the "CY Stock") upon the terms and conditions and for the consideration hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

                                   ARTICLE 1.

                                    PURCHASE

Section 1.1 For the purchase price and on the terms and subject to the conditions set forth in this Agreement, SELLER hereby sells, assigns, transfers, and delivers to BUYER, and BUYER hereby purchases from SELLER, all of his right, title and interest in and to the CY Stock now owned by him, consisting of all of the shares of CY common stock as determined at closing.



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                                   ARTICLE 2.

                                 PURCHASE PRICE

Section 2.1 The purchase price to be paid by BUYER to SELLER for all of the shares of CY Stock is THREE MILLION DOLLARS ($3,000,000.00) if escrow is closed on or before August 31, 1998, and the purchase price is THREE MILLION AND FIFTY THOUSAND DOLLARS ($3,050,000) if escrow is closed between September 1 and 15, 1998.

Section 2.2 Payment. The payment of the foregoing amount shall be made as follows:

         (a) The purchase price shall be paid in full by wire transfer, payable to SELLER on the date of Closing per the SELLER'S wire transfer instructions.

         (b) Basis of purchase price. SELLER has provided to BUYER a copy of CY's unaudited financial statements for the year ended December 31, 1997, which contains (i) a Reviewed balance sheet, (ii) a Reviewed statement of income, and
(iii) a Reviewed statement of cash flows (collectively the "Financial Statements"). The purchase price set forth in this letter of intent is based on the parties' assumption that CY's Financial Statements for the year ended December 31, 1997, fairly represent CY's financial condition at the at time and the results of its operations for that period after taking into consideration certain potential accounting adjustments to that Financial Statements, including any possible adjustments to the ending inventory for the year ended December 31, 1997. BUYER acknowledges that it has been informed of certain potential accounting adjustments to the Financial Statements, including any possible adjustments to the ending inventory for the year ended December 31, 1997.

         (c) The purchase price is meant to fully represent the price to be paid. Therefore, SELLER shall not be entitled to receive any of the net profit earned by CY for the period from January 1, 1998 to the date of closing nor shall SELLER be entitled to receive any tax refund for the year 1997, subject to the terms of Sections 10.1(a) and 11.11(b) of this Agreement . Likewise, BUYER shall not receive any adjustment to the purchase


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price as a result of any accounting adjustments made to CY's Financial
Statements for the year ended December 31, 1997. BUYER agrees to assume any and all liabilities of CY with the exception of liability describe in Section 10.1(a) of this Agreement.

         (d) Sale of Stock. The purchase price is based on BUYER'S promise and warranty not to elect to treat the stock purchase as assets acquisition under
Section 338 of the Internal Revenue Code.


                                   ARTICLE 3.

                                OTHER AGREEMENTS

Section 3.1 CY's Employee Retirement Plan. BUYER shall assume the responsibility to continue CY's employee retirement plan after closing, or to combine CY's plan with BUYER'S existing employee retirement plan.

Section 3.2 Financial Statements. It is hereby acknowledged by BUYER that unaudited statements of income and retained earnings of CY for the fiscal years ending December 31, 1997, along with the corporate tax returns as well as all supporting documents have already been tendered to BUYER for its review.

Section 3.3 Documents and Information. It is hereby acknowledged by BUYER that it has been given full access to CY's business books and records for examination, and that it has been given reasonable opportunity to inspect CY's business premises and inventories.

Section 3.4 Document Retention. For a period of five (5) years following the Closing Date, BUYER shall retain all material corporate books, records, financial statements, ledgers and other documentation of CY.

Section 3.5 Christopher Chu agrees to sign management letters and the like, which are agreeable to Christopher Chu, as requested by BUYER and BUYER'S auditors concerning audited financial statements for periods prior to the Closing provided


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that such financial statements are prepared in accordance with the generally accepted accounting principles.


                                   ARTICLE 4.

                              WARRANTIES OF SELLER

Section 4.1 SELLER hereby warrants, represents, and covenants to BUYER as of the Closing Date, and this Agreement is made in reliance on the following, each of which is deemed to be a separate covenant, representation, and warranty:

         (a) Ownership of Stock. As of the date of closing, SELLER collectively owns, beneficially and of record, free and clear of all liens, pledges, charges, claims, equities, restrictions, or encumbrances, the shares of CY Stock, and has the full right, power and authority to sell, transfer, and deliver to BUYER, in accordance with this Agreement, the Stock, free and clear of all liens, pledges, charges, claims, equities, restrictions, and encumbrances. The sale by SELLER of the Stock does not constitute a breach or violation of, or default under, any will, deed or trust, agreement, or other instrument by which either of them is bound.

         (b) Liens Created by Sale. The execution and carrying out of the provisions of this Agreement and compliance with the provisions hereof by SELLER will not violate any provision of law and will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, or result in the creation of, any lien, charge, or encumbrance upon any of the properties or assets of CY pursuant to the Articles of Incorporation, By-Laws, or any indenture, mortgage, deed of trust, agreement or other instrument to which CY is a party or by which it is bound or affected.

         (c) Duly Organized. C.Y. INVESTMENTS, INC., is a corporation duly organized, validly existing, and in good standing under the laws of the State of California, and has its principal place of business at 4820 S. Eastern Avenue, #C,


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Commerce, California. A copy of the Articles of Incorporation and all amendments thereto, and a copy of the By-Laws, have been delivered to BUYER prior to the Closing and shall be complete and correct as of said date. To the best of SELLER knowledge, CY is not qualified in any other jurisdiction than California.

         (d) Authorized Capital. CY has an authorized capital of one million (1,000,000) shares of common stock, $1.00 par value, of which four hundred and ten thousand (410,000) shares are validly issued and outstanding, fully paid and non-assessable, all of which are held by SELLER. Both Richard Fu and Luisa Fu own stock options in CY which options will be exercised prior to Closing and the stock will be subject to this Agreement. There are no other outstanding stock options or warrants with respect to, or privileges or rights to purchase or subscribe for, any capital stock of, obligations or securities issued by CY convertible into or exchangeable for shares of capital stock of CY, agreements provided for or relating to any other options, warrants, purchase rights, privileges, convertible obligations, or securities to which CY is a party, or any other agreements by CY to issue, sell, or acquire any of its capital stock.

         (e) Officers and Directors. The following constitute all of the present officers and directors of CY: Christopher Chu, President, Chairman of the Board and Secretary; Vivien Mak, Vice-President and Director; and James Choi, Chief Financial Officer.

         (f) Statement. To the best of SELLER'S knowledge, CY has delivered to BUYER a true and complete list, as of the date hereof and, showing:

                  (i) The current compensation and payroll information for CY for the present fiscal year;

                  (ii) The name of each bank in which CY has an account and the names of all persons authorized to draw thereon;

                  (iii) The names of all persons, if any, holding tax or other powers of attorney from CY and a summary


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         statement of the terms thereof;

                  (iv) The patents, trademarks, trade names, copyrights or other intangible assets of CY;

                  (v) All labor and employment agreements, or other similar agreements, including (without limitation) any collective bargaining agreement, to which CY is a party or affected thereby; and

                  (vi) All employee benefit plans (as defined in Section 3(3) of ERISA) and any stock option, stock bonus, stock ownership or stock purchase plan, any cash bonus or other incentive program, any split-dollar or corporate-owned life insurance program or special welfare benefit program reserved for a select group of officers or employees (including the plan documents and all amendments, the related trust documents, insurance policies, contracts and other authorizing documents, employee booklets, summary plan descriptions, summaries of material modifications and any other material employee communications).

         (g) To the best of SELLER'S knowledge, SELLER represents and warrants that it knows of no undisclosed liabilities of CY incurred outside the ordinary course of business for which BUYER will become responsible upon closing. BUYER is aware of an audit of CY's 1996 corporate income tax return by the Internal Revenue Service (the "IRS Audit") as well as a potential dispute with Novell (the "Novell Dispute") over licenses sold by CY in the past years. See Sections 2.2(c), 10.1(a) and 11.11(b) for treatment and indemnity of undisclosed liabilities.

         (h) Acts by CY. To the best of SELLER'S knowledge, since the signing of the letter of intent on May 26, 1998, CY has not:

                  (i) Incurred any obligation or liability, absolute or contingent, known or unknown, except current liabilities incurred in the ordinary course of business;

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                  (ii) Discharged or satisfied any lien or encumbrance, or paid any obligation or liability, absolute or contingent, other than current liabilities;

                  (iii) Declared or paid any dividends, made any payment or distribution of any kind to shareholders, or purchased or redeemed or otherwise acquired any shares of capital stock, except there was a dividend distribution to the shareholders in the total amount of $10,000 on May 11, 1998;

                  (iv) Mortgaged, pledged, or subjected to lien, charge, or other encumbrance, any of its assets, tangible or intangible;

                  (v) Sold or transferred any of its tangible assets, or canceled any debts or claims, except in the ordinary course of business;

                  (vi) Sold, assigned, transferred, or granted licenses or rights in any patents, trademarks, trade names, copyrights, or other intangible assets;

                  (vii) Engaged in any transactions affecting its business or properties not in the ordinary course of business, or waived any rights of substantial value;

                  (viii) Made or authorized any change in its outstanding stock except the exercise of the stock options by Richard Fu and Luisa Fu, or in its Articles of Incorporation or By-Laws;

                  (ix) Granted or agreed to grant any increase in compensation to, or paid or agreed to pay any bonus to, any of its directors, officers, employees or agents not in the ordinary course of business;

                  (x) Suffered any damage, destruction, or loss


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         (whether or not covered by insurance) materially and adversely affecting its properties or business, or of any item carried in its property account at more than FIFTY THOUSAND DOLLARS ($50,000.00); or

                  (xi) Experienced any labor trouble, or any event or condition of any character, materially and adversely affecting its business or properties.

         (i) Change in Business. To the best of SELLER'S knowledge, since the Financial Statements dated December 31, 1997, there have been no material changes in the assets, liabilities, business, or condition of CY other than changes in the ordinary course of business, which changes have not adversely affected its business, properties, prospects, or condition.

         (j) Contracts. To the best of SELLER'S knowledge, since the signing of the letter of intent on May 26, 1998, CY is not a party to any written or oral contract not made in the ordinary course of business:

                  (i) Contract for the employment of any officer or individual employee;

                  (ii) Contract with any labor union;

                  (iii) Contract continuing over a period of more than one year from the date hereof;

                  (iv) Contract not terminable on thirty (30) days' notice or less without liability on the part of CY;

                  (v) Lease;

                  (vi) Bonus, pension, profit-sharing, retirement, stock purchase, stock option, hospitalization, insurance, or similar plan or practice, formal or informal, in effect with respect to its employees or others, with the exception of an amendment to deferred compensation agreement with SELLER'S controller Eddy Law; or


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         (k) Obligations. CY has performed all obligations required to be performed by it to date, and is not in default under any contract, agreement, lease, commitment, indenture, mortgage, deed of trust, or other document to which it is a party.

         (l) Taxes. To the best of SELLER'S knowledge, CY has filed all federal and state tax returns which are required to be filed, and has paid all taxes which have become due pursuant to such returns or pursuant to any assessment received by CY. To the best of SELLER'S knowledge, CY's tax returns, including amendments to date, have been prepared without misrepresentation and are complete and accurate in all material respects. BUYER is aware of the fact that CY is currently under an IRS audit of CY's 1996 corporate income tax return.

         (m) Restrictions on Operations. To the best of SELLER'S knowledge, except for its five (5) real property leases, respectively, for the business premises located at (1) 4820 S. Eastern Avenue, Suite C, Commerce, California 90040 (CY's headquarters), (2) 16530 Ventura Boulevard, Suite 105, Encino, California 91436 (CY's satellite office), (3) 16 Technology, Suite 205, Irvine, California 92618 (CY's satellite office), (4) 5710 Bandini Boulevard, Commerce, California 90040 (CY's warehouse), and (5) 5700 Bandini Boulevard, Commerce, California 90040 (sublet to Battery Technology, Inc.), CY is not a party to any contract or agreement, or subject to any charter or other corporate restriction, which materially and adversely affects, or with the giving of notice or the passage of time would affect, its business, property, assets, operations, or conditions, financial or otherwise.

         (n) Compliance With Laws. To the best of SELLER'S knowledge, CY has complied with, and is complying with, all applicable laws, orders, rules, and regulations promulgated by any federal, state, municipal, or other governmental authority relating to the operation and conduct of the property and business of CY, and there are no material violations of any such law, order, rule, or regulation existing or threatened. CY has not received any notices of violation of any applicable zoning


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regulation or order, or other law, order, regulation, or requirement relating to the operation of its business or to its properties.

         (o) Litigation. To the best of SELLER'S knowledge, there are no actions, suits, claims, proceedings, investigations, or litigation pending, or to the knowledge of CY threatened against or affecting CY, at law or in equity or admiralty, or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, except as to small claims court matters and a current IRS tax audit which is pending. CY is not in default with respect to any order, writ, injunction, or decree of any court or federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign. BUYER acknowledges that it has been informed of a potential claim by SELLER against GTSI, Inc., for interference with SELLER'S contract with the U.S. Navy.

         (p) Title to Assets. To the best of SELLER'S knowledge, CY has good and sufficient title in and to all of the assets listed on the Financial Statements or acquired by it after such date, other than inventories sold or otherwise disposed of in the ordinary course of business subsequent to such date; and such assets are in each case free and clear of all mortgages, liens, charges, encumbrances, equities, pledges, conditional sales agreements, or claims of any nature whatsoever, except as stated in the Financial Statements and CY's books and records.

         (q) Condition of Assets. To the best of SELLER'S knowledge, the assets of CY are in good operating condition and repair, and conform with all applicable ordinances, regulations, zoning and other laws.

         (r) Inventories. To the best of SELLER'S knowledge, all data, documents and materials and all access necessary to conduct a physical inventory of CY have been provided to BUYER.

         (s) Insurance. To the best of SELLER'S knowledge, CY is not in default under any policies of fire, liability, and


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other forms of insurance held by CY and material to its business. All insurance policies maintained by CY are in full force and effect, and CY has received no notice or other indication from any insurer or agent of any intent to cancel or not renew any of such insurance policies.

         (t) Labor Matters. To the best of SELLER'S knowledge, none of the facilities or operations of CY has been the subject of any strike, work stoppage, boycott, union organizational effort, unfair labor practice charge or employment discrimination charge; and, to the knowledge of CY, no such action is threatened.

         (u) Permits. To the best of SELLER'S knowledge, CY holds all permits, licenses, franchises, certificates and authorizations that are required by any governmental agency to permit it to conduct its business as conducted now or as previously conducted by it, and all such permits, licenses, franchises, certificates and authorizations are valid and in full force and effect and will remain so upon consummation of the transaction contemplated by this Agreement. No suspension, cancellation or termination of any of such permits, licenses, franchises, certificates and authorizations is threatened or imminent.

         (v) No Brokers or Finders. Except for MARTIN WOLF ASSOCIATES which has been retained by SELLER to act as SELLER'S financial consultant with respect to the transaction contemplated by this Agreement, no agent, broker, finder, or investment or commercial banker, or other person or firm engaged by or acting on behalf of SELLER in connection with the negotiation, execution or performance of this Agreement or the transaction contemplated by this Agreement, is or will be entitled to any brokerage or finder's or similar fee as a result of this Agreement or such transaction.

         (w) Minute Books. The minute books of CY accurately reflect all actions and proceedings taken to date by the shareholders and Board of Directors of CY, and such minute books contain true and complete copies of the charter documents and By-


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Laws of CY and all related amendments.

         (x) No Termination of Business Relationship. To the best of SELLER'S knowledge, since May 26, 1998, no individual, partnership, joint venture, corporation, trust, organization or government with which CY has a business relationship relative to its business that is material to that business, taken as a whole, has given notice of any intention to cancel or otherwise terminate such business relationship with CY, with the exception that the U.S. Navy has recently canceled one contract with SELLER.

         (y) Conflicts; Consents and Approvals; No Violation or Default. To the best of SELLER'S knowledge, the consummation by SELLER of the transaction contemplated hereby as of the closing date will not: (a) conflict with or result in any breach of any provisions of the Articles of Incorporation or By-Laws or other charter documents of CY; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any third party, except that MicroAge Computer Centers, Inc., CY and Wareforce have signed an agreement consenting to this transaction; (c) to CY'S knowledge, violate any order, writ, injunction, decree, statute, rule or regulation applicable to SELLER OR CY, which violation would have a material adverse effect on CY or its business taken as a whole; or (d) result in a default (or any event which, with the giving of notice or the passage of time, or both would constitute a default) under any of the terms, conditions or provisions of any permit, license, franchise, certificate or authorization or any contract

         (z) Disclosures. To the best of SELLER'S knowledge, no representation or warranty contained herein, and no statement made in any certificate or schedule furnished in connection with or attached to this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary to make any such representation, warranty, or statement not misleading to a prospective purchaser of all of the capital stock of CY .

         (aa) No Other Negotiations Pending. SELLER represents


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and warrants that they are not negotiating with any other party for the sale of their stock in CY and have not entered into any understanding, whether binding or not, relative, thereto, and agree that before July 10, 1998, SELLER will not negotiate for the sale of or offer to sell CY's business to any other party.

         (bb) Employee benefit plans.

                  (i) Each CY employee pension benefit plan (within the meaning of Section 3(2) of ERISA) which is a tax-qualified pension, profit-sharing or stock bonus plan under Section 401 of the Internal Revenue Code (the "Code") (a "Qualified Plan") has been determined by the Internal Revenue Service to qualify under Section 401 of the Code, and the trusts created thereunder have been determined to be exempt from tax pursuant to the provisions of Section 501 of the Code, and nothing has occurred which would cause the loss of such qualification or tax-exempt status. Each Qualified Plan has been operated and administered in all respects in accordance with its terms and the applicable provisions of ERISA, the Code and other applicable legal and regulatory requirements. Each Qualified Plan has at all times been properly and fully funded; there is no accumulated funding deficiency under Section 412 of the Code; and CY and any other entity that, together with CY, is treated as a single employer under Section 414(b), 414(c), 414(m) or 414(o) of the Code (an "ERISA Affiliate") have no outstanding liabilities under Title IV of ERISA.

                  (ii) Neither CY nor any ERISA Affiliate is a party to, nor has made any contribution to or otherwise incurred any obligation under, any multi-employer plan (within the meaning of Section 3(37)(A) of ERISA), any multiple employer plan (as described under Section 4064 of ERISA) or any other single-employer plan (within the meaning of Section 3(41) of ERISA) under Title IV of ERISA. There are no "reportable events" under Section 4043 of ERISA with respect to any Qualified Plans, and CY does not have any outstanding liability under Section 4971 or 4977 of the Code.

                  (iii) No civil penalties have been assessed pursuant to
         Section 409 or 502(i) of ERISA, nor have any taxes been incurred pursuant to Section 4975 or 4979 of the Code, with respect to transactions involving any Qualified Plan. To the knowledge of CY there has been no breach of any fiduciary duties owed pursuant to the provisions of Part 4 of Title I of ERISA to the participants in any Qualified Plan, and there are no pending claims to, by or on behalf of any of the Qualified Plans, by any participants or beneficiaries covered under any such Qualified Plan, or otherwise involving any such Qualified Plan (other than routine claims for benefits).

                  (iv) No amounts payable under any of the CY plans will fail to be deductible for Federal income tax purposes pursuant to Section 280G of the Code.

                  (v) Except as previously disclosed by CY to BUYER, the completion of the transactions contemplated by this Agreement will not entitle any current or former employee or officer of CY or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.


                                   ARTICLE 5.

                               WARRANTIES OF BUYER

Section 5.1 BUYER hereby warrants, represents, and covenants to SELLER as of the date hereof and the Closing Date, and this Agreement is made in reliance on the following, each of which is deemed to be a separate representation and warranty:

         (a) Authorization to Purchase. BUYER is a duly organized and existing corporation under the laws of the State of California, has all of the corporate powers and authority necessary to carry on the business it now conducts, and has the power and authority to purchase all of the CY Stock from SELLER on the terms, conditions, and for the purchase price set forth herein as well as all additional provisions contained herein incident to this Agreement.

         (b) No consent, approval, or authorization of, or declaration, filing, or registration with, any United States federal or state governmental or regulatory authority is required to be made or obtained by BUYER in connection with the execution, delivery, and performance of this agreement and the consummation of the transactions contemplated by this agreement.

         (c) Sale of Stock. The purchase price is based on BUYER'S promise and warranty not to elect to treat the stock purchase as assets acquisition under
Section 338 of the Internal Revenue Code.

         (d) Inspection of Premises and Location. BUYER has had ample opportunity to inspect the on-site premises of CY as well as the general neighborhood of the location and warrants that such premises and location are acceptable to it.

         (e) Consents. BUYER shall have obtained all necessary governmental consents, waivers and approvals to the transaction contemplated hereunder, and have reported to the California Department of Corporations' the sale of securities contemplated hereunder as required by California Code of Regulations Sections 260.141.11 and 260.141.12.


                                   ARTICLE 6.

                        ESCROW AND SURVIVAL OF WARRANTIES

Section 6.1 Time and Place of Closing. The purchase and sale described in this Agreement shall be consummated at a closing (the "Closing") scheduled to occur at 11:00 a.m. Pacific Daylight Saving Time on August 28, 1998, called "the Closing Date," at Golden Escrow, 1525 S. Garfield Avenue, Alhambra, California 91801, or at another time or location mutually agreeable to the parties.

Section 6.2 Escrow. On July 31, 1998, BUYER has made a nonrefundable payment of $250,000 to SELLER ("Nonrefundable Payment"). On or about July 31, 1998, BUYER has deposited One Hundred Thousand Dollars ($100,000.00) as earnest money (the "Earnest Money Deposit"), to be held in strict joint order escrow (the "Escrow") by Golden Escrow, 1525 S. Garfield Avenue, Alhambra, California 91801 (the "Escrow Company"). Escrow shall be opened by delivery of a fully-executed copy of the letter of intent dated May 26, 1998, whereupon the letter of intent, with subsequent amendments, and this Agreement shall constitute escrow instructions to the Escrow Company. SELLER and BUYER agree to execute such additional instructions as Escrow Company may require, in form reasonably satisfactory to BUYER and SELLER; provided that if there is any conflict between the provisions of this Agreement and such additional instructions, this Agreement shall control. If escrow is closed on or before August 31, 1998, the Nonrefundable Payment and Earnest Money Deposit herein shall be treated as credits to the Purchase Price. If escrow is closed between September 1 and 15, 1998, the Purchase Price shall increase from $3,000,000 to $3,050,000, and the Nonrefundable Payment and Earnest Money Deposit herein shall be treated as credits to the Purchase Price. If escrow is not closed on or before September 15, 1998, then the Escrow Company shall disburse the Earnest Money Deposit to SELLER, and the parties agree to promptly notify the Escrow Company in writing upon any termination of this Agreement as to which party is entitled to the Earnest Money Deposit. Any interest earned on the Earnest Money Deposit shall be the sole property of the party entitled to the Earnest Money Deposit pursuant to the terms of this Agreement.

Section 6.3 Due Diligence Period.

         (a) BUYER shall complete due diligence on or before June 25, 1998, by delivering to SELLER by facsimile a written notice of completion of due diligence. BUYER'S failure to complete due diligence within the 30-day period shall constitute BUYER'S default. At BUYER'S default, SELLER may terminate this letter of intent and any agreement entered into on the basis of this letter of intent, and seek remedies as set forth in Article 7 herein.

         (b) BUYER shall retain the services of a "Big 6" accounting firm of BUYER'S choice to conduct the due diligence audit of the books and records of CY for the purpose of verifying the financial information contained in CY's unaudited financial statements for the year ended December 31, 1997. BUYER acknowledges that is has been informed of certain potential accounting adjustments to the Financial Statements, including and possible adjustments to the ending inventory for the year ended December 31, 1997.

         (c) The accountants for both BUYER and SELLER shall meet on or before May 30, 1998. SELLER shall provide BUYER and its representatives full access to CY's books, records and information concerning its business and financial condition and any of CY's personnel that would enable BUYER and BUYER'S attorney's, accountant, etc., to fully investigate the financial condition of CY's business.

         (d) All information gather from such due diligence shall be maintained in confidence by BUYER and its representatives. BUYER, and on behalf of its agents and representatives, agrees to be bound by the terms of the confidentiality agreement, dated April 24, 1998 which was signed by BUYER and CY. All of the terms of the confidentiality agreement are incorporated herein by reference.

Section 6.4. Duties of Parties Prior to Closing.

         (a) CY's business will be conducted in the ordinary course consistent with previous practices.

         (b) SELLER represents and warrants that they are not negotiating with any other party for the sale of their stock in CY and have not entered into any understanding, whether binding or not, relative thereto, and agree that for a period between May 26, 1998, and September 15, 1998, SELLER will not negotiate for the sale of or offer to sell CY's business to any other party.

Section 6.5 Escrow Closing. It is the intent of both BUYER AND SELLER that the purchase shall be completed on or before September 15, 1998. BUYER'S failure to complete the purchase on or before September 15, 1998 shall constitute BUYER'S default. At BUYER'S default, SELLER may terminate this Agreement, and seek remedies as set forth in Article 7 herein.

Section 6.6 Obligations at Closing.

         (a) Documents from SELLER. SELLER shall deliver to Escrow Company at least one (1) business days before Closing the following executed documents in form and content acceptable to Purchaser;

                  (i) CY's corporate resolution approving the sale of all of the common stock of C.Y. Investment, Inc., to BUYER.

                  (ii) Resignations by Christopher Chu and Vivien Mak as officers and directors of CY, effective as of the Closing date.

                  (iii) Seller's stock certificates representing 100% of the CY common stock duly endorsed for immediate transfer to BUYER.

                  (iv) CY Personal Property. CY's property keys, pass codes, security service codes, calling cards, and cooperate in new bank signature card with new officers of C. Y. INVESTMENTS, INC.

                  (v) Affidavits. Affidavit(s) stating that (1) SELLER is not a foreign person or entity; and (2) such other affidavits as Escrow Company may reasonably require.

                  (vi) Authority. Such evidence or documents as may be reasonably required by BUYER or the Escrow Company evidencing the status and capacity of SELLER and the authority of the person or persons who are executing the various documents on behalf of SELLER in connection with the sale of CY Stock, including corporate resolutions.

                  (vii) Closing Statement. Signed copies of a closing statement prepared by the parties or by Escrow.

         (b) Documents from BUYER. BUYER shall deliver at least one (1) business day before Closing the following executed documents in form or content acceptable to SELLER:

                  (i) Closing Statement. Signed copies of a closing statement prepared by the parties or by Escrow.

                  (ii) Authority. Such evidence or documents as may be reasonably required by SELLER or the Escrow Company evidencing the status and capacity of BUYER and the authority of the person or persons who are executing the various documents on behalf of BUYER in connection with the acquisition of CY Stock, including corporate resolutions.

                  (iii) BUYER'S corporate resolution approving the acquisition of all of the common stock of C.Y. Investment, Inc., approving the assumption of any and all of the CY's liabilities as reflected in CY's books and records (with the exception of the potential liability arising from the IRS audit of CY's 1996 corporate income tax return and from the inquiry by Novell, Inc.), and authorizing Mr. Rechtman to sign the Stock Purchase Agreement And Escrow Instructions.

                  (iv) Release of all of the SELLER's personal guaranties provided as security for CY's indebtedness, including but not limited to, loans from financial institutions, lines of credit from financing companies, extension of credit from vendors and commercial leases. BUYER shall provide letters from all entities who have received personal guaranties from SELLER showing that the credit or loan extended to CY has been fully paid and terminated as of the date of closing, and that SELLER's personal guaranties either have already been released or will be released in the near future. SELLER's obligation to effectuate the release of SELLER's personal guaranties extends beyond the closing date, until all such personal guaranties have been released. Escrow will not be closed unless Buyer has produced documents from Congress Financial Corporation (Western) showing the remittance of funds to completely pay off the account balance of the obligations owed by C.Y. Investment, Inc., to the following companies:

                           (1)      Deutsche Financial Services
                           (2)      IBM Credit Corporation
                           (3)      MicroAge Computer Stores, Inc. (Pinacor)
                           (4)      Far East National Bank
                           (5)      AT&T Commercial Finance Corporation
                           (6)      ITT Commercial Finance Corp.
                           (7)      Finova Capital Corp.

                  (v) Acknowledgment. BUYER'S acknowledgment that it has been provided a copy of all of the documents referred to in this Agreement, and that it has been given reasonable opportunity to inspect CY's books and records, and to inspect CY's business premises including CY's inventories.

                  (vi) Other Documents. Such other documents required by this Agreement and/or which the Escrow Company may reasonably require.

         (c) Payment. The Purchase Price, subject to any credits for Nonrefundable Payment and Earnest Money Deposit, shall be paid in cash, by wire transferred funds or by any other means as may be required by Escrow.

         (d) Resignations. Christopher Chu and Vivien Mak shall have submitted their resignations as officers and directors in writing to CY, effective as of the Closing date. CY shall not incur any cost or expense in connection with, or as a result of, the termination of employment of such officers and directors, including, but not limited to, severance benefits.

         (e) SELLER will pay at the Closing, from the proceeds of the funds they receive pursuant to Section 2.2, the consulting or finder's fee payable to MARTIN WOLF ASSOCIATES. Each party hereto represents, warrants, and agrees that all negotiations relative to this Agreement have been carried on by him, her or its responsible officer, or his, her or its representative, directly with the other party without the intervention of any person. Other than MARTIN WOLF ASSOCIATES, no intermediary or broker brought about this sale on his, her or its behalf. Each party will indemnify and hold the other party harmless from any and all claims, suits, and actions for brokerage or other commissions, and from and against all expenses of any character, including reasonably attorney's fees incurred by the other by reason of any claim by any person or broker claiming to have been engaged by, or on behalf of, the indemnifying party,

         (f) Expenses.

                  (i) Each party agrees to pay the legal and other fees and expenses incurred by it with respect to this transaction, whether or not the Closing occurs.

                  (ii) BUYER shall pay for the escrow and closing costs of Progressive Escrow, and SELLER shall pay for the escrow and closing costs of Golden Escrow.

Section 6.7 Survival of Warranties. If the transaction herein is consummated, the warranties, representations, and covenants of BUYER and SELLER shall survive the execution of this Agreement for one (1) year from the Closing date; provided, however, that CY's warranties, representations and covenants set forth in Sections 4.1(h) and 4.1(n) hereof, insofar as they relate to taxes of any kind whatsoever, shall survive until the expiration of the applicable statute(s) of limitation, or extensions thereof. No extension of any such statute of limitation may be made by the statement or conduct of BUYER without the express prior written permission of SELLER insofar as said extension relates to any of the warranties, representations and covenants set forth in Sections 4.1(h) and 4.1(n) hereof which relate to taxes of any kind whatsoever.

                                   ARTICLE 7.

                               REMEDIES ON DEFAULT

         (a) SELLER'S DEFAULTS: BUYER'S REMEDIES. IN THE EVENT SELLER BREACHES THIS AGREEMENT AND REFUSES TO COMPLETE THE SALE OF THE STOCK TO BUYER AS HEREIN PROVIDED, THEN BUYER SHALL AS ITS SOLE REMEDY BE ENTITLED EITHER TO RECOVER ITS EARNEST MONEY DEPOSIT IN ESCROW OR TO SPECIFIC PERFORMANCE.


/s/ CC                                      /s/ OR
-----------------                           -----------------
SELLER'S INITIALS                           BUYER'S INITIALS


         (b) BUYER'S DEFAULT: SELLER'S REMEDIES. SELLER AND BUYER EXPRESSLY ACKNOWLEDGE AND AGREE THT IF BUYER FAILS TO PURCHASE THE STOCK IN ACCORDANCE WITH THIS AGREEMENT, BUYER SHALL BE IN DEFAULT OF THIS AGREEMENT AND SELLER SHALL BE MATERIALLY DAMAGED. SELLER AND BUYER AGREE IT WOULD BE IMPRACTICABLE AND EXTREMELY DIFFICULT AT THIS TIME TO ESTIMATE THE AMOUNT OF THE DAMAGE. SELLER AND BUYER FURTHER AGREE, AFTER NEGOTIATIONS, THAT THE AMOUNTS OF THE NONREFUNDABLE PAYMENT OF $250,000 AND THE EARNEST MONEY DEPOSIT OF $100,000 DEPOSITED BY BUYER IN ESCROW, TOGETHER WITH INTEREST, CONSTITUTE THEIR BEST ESTIMATE, BASED ON ALL RELEVANT FACTS, OF THE AMOUNT OF SELLER'S DAMAGE IN THE EVENT OF BUYER'S DEFAULT. ACCORDINGLY, SELLER AND BUYER AGREE THAT IN THE EVENT OF DEFAULT BY BUYER, THE NONREFUNDABLE PAYMENT AND THE EARNEST MONEY DEPOSIT, TOGETHER WITH THE INTEREST, SHALL CONSTITUTE LIQUIDATED DAMAGES, AND ESCROW IS HEREBY INSTRUCTED BY SELLER AND BUYER TO DELIVER THE EARNEST MONEY DEPOSIT, TOGETHER WITH INTEREST, TO SELLER. THE LIQUIDATED DAMAGES SHALL CONSTITUTE SELLER'S REMEDY FOR BUYER'S DEFAULT. IN ADDITION, IN THE EVENT OF BUYER'S DEFAULT, SELLER OR CY SHALL HAVE RIGHT TO SEEK DAMAGES FOR BUYER'S BREACH OF THIS CONFIDENTIALITY AGREEMENT DATED APRIL 24, 1998.


/s/ CC                                      /s/ OR
-----------------                           -----------------
SELLER'S INITIALS                           BUYER'S INITIALS

                                   ARTICLE 8.

                             COVENANT NOT TO COMPETE

Section 8.1 Covenant. SELLER agrees that it, he or she will not, directly or indirectly, own, join, control, or participate in the ownership, or control of, any electronic sale business under any name similar to the name of CY, Impres Technology, or Advanced Optical Distribution or which competes in any similar business in the Los Angeles County and Orange County, California for a period of two years from the date hereof, unless such SELLER obtains the prior written consent of BUYER. BUYER hereby consents to CHRISTOPHER AND ALINA CHU FAMILY TRUST's ownership of 1/3 interest in the common stock of Protec Investment, Inc. dba MicroAge Computer Center, a California corporation, and Christopher Chu's serving as Protec's secretary and Alina Chu's serving as Protec's director. BUYER further consents to CHRISTOPHER AND ALINA CHU FAMILY TRUST's ownership of 1/3 interest in the common stock of Able Micro Systems Corp. dba KIS Computer, a California corporation, and Alina Chu's serving as the secretary and director of Able Micro Systems Corp. BUYER further consents to VIVIEN MAK's ownership of 1/3 interest in the common stock of Able Micro Systems Corp. dba KIS Computer, a California corporation, and Vivien Mak's serving as the treasurer and director of Able Micro Systems Corp.

Section 8.2 Injunctive Relief. SELLER agrees that the remedy at law for any breach by any of them of any provision of this article will be inadequate and that, in addition to any other remedies it may have, BUYER shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage to either CY or to BUYER.

                                   ARTICLE 9.

                           TERMINATION OF OBLIGATIONS

Section 9.1 Right to Terminate Agreement. The parties agree that the only rights to cancel this agreement are:

         (a) BUYER has the right to cancel this Agreement upon the discovery, prior to the closing, of a material instance of fraud on the part of the SELLER. In the case of such discover of fraud, the BUYER may cancel this Agreement by giving written notice of cancellation to SELLER, with no liability by BUYER to either SELLER or MARTIN WOLF ASSOCIATES, INC., and

         (b) SELLER has the right to cancel this Agreement in the event that BUYER fails to complete due diligence within the period called for in section
6.3 or that BUYER fails to close escrow within the period called for in Section
6.5 of this Agreement.


                                   ARTICLE 10.

                          INDEMNIFICATION AND REMEDIES

Section 10.1 Obligation to Indemnify.

         (a) SELLER jointly and severally agree to indemnify and hold harmless BUYER and its directors, officers, employees, affiliates, agents and assigns (each, a "BUYER Party") from and against any and all losses of any such parties as a result of a material instance of fraud on the part of SELLER.

                  (i) BUYER is aware of an Internal Revenue Service audit of CY's 1996 corporate income tax return (the "IRS Tax Audit") as well as a potential dispute with Novell over licenses sold by CY in the past years (the "Novell Dispute"). SELLER agrees to fully defend, indemnify and hold BUYER harmless for any liability on the part of BUYER due to either the current IRS Tax Audit or the Novell Dispute. SELLER's indemnification is limited to BUYER's net loss, if any, arising from the payment of any IRS adjustments of CY's 1996 corporate income tax return as a result of the current IRS Tax Audit and the Novell payment. The term

         "net loss" is defined as actual payments made by BUYER to the IRS or Novell with respect to the current IRS Tax Audit and Novell dispute after deducting or taking into account any tax benefits (arising from tax deductions, credits, or net operating loss carry-back or carry-forward, etc.) to BUYER as a result of such payments by BUYER to the IRS or Novell.

                  (ii) BUYER agrees that BUYER shall, at BUYER's costs, handle the IRS Tax Audit. The costs paid for by BUYER shall be those such as normal internal costs of accounting, legal, etc. if however BUYER is required to engage any outside services [accounting, legal, etc.] to handle the current IRS Tax Audit, the costs of such engagements will be borne solely by SELLER and CHRISTOPHER CHU shall have prior approval on the selection of outside services. However, BUYER must notify CHRISTOPHER CHU if the IRS proposes any tax adjustments arising out of the current IRS Tax Audit, by which time CHRISTOPHER CHU shall appoint SELLER's representative, at SELLER's costs, to negotiate a settlement or litigate the IRS Controversy. BUYER must obtain the written consent of Christopher Chu prior to any settlement or litigation of the current IRS Tax Audit. BUYER shall fully cooperate with SELLER in all respects as to the current IRS Tax Audit.

                  (iii) CHRISTOPHER CHU shall appoint SELLER's representative, at SELLER's costs, to handle, settle or litigate the Novell dispute. BUYER must obtain the written consent of Christopher Chu prior as to any settlement or litigation of the Novell dispute. BUYER shall fully cooperate with SELLER in all respects as to the Novell Dispute.

         (b) BUYER agrees to indemnify and hold harmless SELLER from and against any and all losses of any such parties as a result of, or based upon or arising from (i) any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by BUYER under this Agreement, or (ii) the conduct of the business of CY after the Closing Date.

Section 10.2 Certain Indemnification Procedures.

         (a) If and whenever a party to this Agreement (the "Indemnified Party") shall claim indemnification under Section 10.1, it shall send written notice of the same to the other party (the "Indemnifying Party") at such person's address set forth in Section 11.2 hereto (a "Notice of Claim"). Any such claim shall be made prior to the termination of the survival period applicable to the representations and warranties as provided in Section 6.7 hereof. A Notice of Claim hereunder (which in the case of third party claims shall be delivered promptly after the Indemnified Party receives actual notice of such third party claim) shall state the basis for such claim supported by relevant information and documentation with respect thereto and the total amount claimed, and if such claim is based upon an action, proceeding or claim by a third party, offer the Indemnifying Party the right to participate in (but not control) the defense of such action, proceeding or claim at the Indemnifying Party's own expense insofar as such action, proceeding or claim is the basis on which indemnity is sought.

         (b) Within thirty (30) days after receipt of a Notice of Claim, the Indemnifying Party shall give written notice to the Indemnified Party as to whether it objects to or acquiesces in the claim, in whole or in part (the "Claim Response"). If the Indemnifying Party acquiesces to the claim, in whole or in part, it shall state its acquiescence, or the extent thereof, in the Claim Response and shall pay the claim in whole, or that part to which it acquiesces, within such thirty (30) day period. If the Indemnifying Party objects to the claim, in whole or in part, within such thirty (30) day period, its Claim Response shall set forth with reasonable particularity the grounds, amount of, and basis upon which the claim is disputed. If the Indemnifying Party fails to object to the claim, in whole or in part, within thirty (30) days after receipt of the Notice of Claim, it shall pay the same in whole, or that portion of the claim to which it failed to object, within ten (10) days after the expiration of such thirty (30) day period.

         (c) In the event the Indemnifying Party disputes the whole or a portion of a claim as set forth in this Section 10.2, the Indemnifying and Indemnified Parties shall meet within five

(5) days of the Indemnifying Party's delivery of the Claim Response and attempt in good faith to resolve the dispute without third party intervention. The parties shall have ten (10) days in which to resolve their dispute. If the parties cannot resolve their dispute within such ten (10) day period, then either the Indemnifying or the Indemnified Party may demand arbitration of the matter as set forth in Section 11.10 below.

         (d) Notwithstanding any other term or provision of this Agreement, the Indemnifying Party shall not be liable to the Indemnified Party for any claims based upon breaches of any warranty, representation, or covenant set forth herein, unless any such claim exceeds TWELVE THOUSAND FIVE HUNDRED DOLLARS ($12,500) or such breaches exceed in the aggregate an amount equal to TWENTY-FIVE THOUSAND DOLLARS ($25,000.00).

Section 10.3 Right to Cure. Prior to any party making a claim for monetary damages under this Agreement, timely and adequate notice of an alleged breach must be provided in writing to the other parties, concomitant with a thirty (30) day period for the party alleged to have breached the Agreement to investigate the claim and to cure it.


                                   ARTICLE 11.

                                  MISCELLANEOUS

Section 11.1 Nonassignability. Neither this Agreement, nor any interest herein, shall be assignable by BUYER without the prior written consent of SELLER.

Section 11.2 Notices. All notices required or permitted to be given hereunder shall be in writing and shall be sent by first-class mail, postage prepaid, deposited in the United States mail in

California, and if intended for SELLER, shall be given to SELLER and shall be addressed in advance of Closing:

         Christopher Chu
         c/o BATTERY TECHNOLOGY, INC.
         5700 Bandini Blvd.
         Commerce, CA 90040

If intended for WAREFORCE, shall be addressed to:

         Dan Ricketts
         General Counsel
         WAREFORCE, INC.
         2361 Rosecrans, Suite 155
         El Segundo, CA  90245-4916

Any party hereto, by written notice to each of the other parties, may change the address for notices to be sent to him or her.

Section 11.3 Governing Law. All questions with respect to the construction of this Agreement, and the rights and liabilities of the parties hereto, shall be governed by the laws of the State of California.

Section 11.4 Inurement. Subject to the restrictions against assignment as herein contained, this Agreement shall inure to the benefit of, and shall be binding upon, the assigns, successors in interest, personal representatives, estates, heirs, and legatees of each of the parties hereto.

Section 11.5 Confidentiality and Public Announcements. Confidentiality is of paramount importance to the parties. The parties hereby incorporate by reference all of the terms and conditions of the Confidentiality Agreement executed by CY and BUYER dated April 24, 1998, as if fully set forth herein.

Section 11.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which shall be deemed to constitute the same Agreement.

Section 11.7 Severability. If and to the extent that any provision (or any part thereof) of this Agreement is held to be invalid, illegal or unenforceable, such holding shall in no way affect the validity, legality or enforceability of the remainder of this Agreement.

Section 11.8 Entire Agreement. This Agreement contains the entire agreement of the parties hereto, and supersedes any prior written or oral agreements between them concerning the subject matter contained herein. There are no representations, agreements, arrangements, or understandings, oral or written, between and among the parties hereto, relating to the subject matter contained in this Agreement, which are not fully expressed herein.

Section 11.9 Best Efforts: Further Assurances . Both before and after the Closing, each party will use its reasonable best efforts to cause all conditions to its obligations under this Agreement to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transaction contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable. The parties shall cooperate with each other in such actions and in securing requisite Approvals. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as may be necessary or appropriate to consummate or implement the transaction contemplated hereby or to evidence such events or matters.

Section 11.10 Arbitration. Any controversy of claim arising out of or relating to this Agreement, or the making, performance, or interpretation of it, shall be settled by binding arbitration in the City of Los Angeles, State of California, under the then existing Commercial Arbitration

Rules of the American Arbitration Association and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. The arbitrator or arbitrators selected shall be persons experienced in negotiating, making and consummating acquisition agreements. The American Arbitration Association shall be asked to appoint one arbitrator to rule on the matter, such appointment to be in accordance with Commercial Arbitration Rules of the American Arbitration Association then in effect. Each party to the dispute shall contribute equally to the payment of the arbitrator's fees, including administrative fees of the American Arbitration Association. However, upon the arbitrator's decision, the party against whom such decision is made shall pay the other side's expenses, including attorneys' fees and the arbitrator's fees. Judgment on any award rendered by the arbitrator may be entered by any court of competent jurisdiction.

Section 11. 11 Purchase Price Adjustments.

         (a) All payments made by any party to this Agreement after the Closing Date with respect to amounts due hereunder, including payments made under
Article 10, shall be treated by the parties as adjustments to the purchase price specified in Article 2 and shall be in lieu of escrow or holdback arrangements otherwise contemplated by the parties.

         (b) All payments made by SELLER to BUYER to cover the liabilities arising from Section 10.1(a) of this Agreement, including the IRS Audit and Novell inquiry, after the Closing Date shall be treated by the parties as adjustments to the purchase price specified in Article 2 and shall be in lieu of escrow or holdback arrangements otherwise contemplated by the parties. SELLER may agree among themselves to set aside a portion of the purchase price in a separate escrow account to cover such liabilities; the set-aside funds shall be treated by the parties as adjustments to the purchase price, and will only be considered as income to SELLER upon distribution of such funds to SELLER.

IN WITNESS WHEREOF, the parties hereto intending legally to be bound hereby, have each caused this Agreement to be duly executed as of this 28th day of August, 1998, at Los Angeles, California.

"SELLER"


By:  /s/ Christopher Chu
     ------------------------------
     Christopher Chu, representing
     Christopher and Alina Chu
     Family Trust, Vivien Mak,
     Richard Fu and Luisa Fu


"BUYER"

WAREFORCE ONE, INC.

By:  /s/ Orie Rechtman
     ------------------------------
     ORIE RECHTMAN, President